UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013

LOJACK CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-8439	04-2664794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 23, 2013, LoJack Corporation (the “Company”) held its annual meeting of shareholders (the “2013 Annual Meeting”) to consider and vote on the three proposals set forth below, each of which is described in greater detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 2, 2013. The final votes are set forth below.

(1)	Proposal No. 1 – Election of Directors

To elect the following individuals as directors: Rory J. Cowan, Gary E. Dilts, Marcia J. Hooper, John H. MacKinnon, Robert J. Murray, Randy L. Ortiz, Robert L. Rewey and David J. Shea, to serve until the Company’s 2014 annual meeting of shareholders and until his or her successor has been duly elected and qualified. All of the director nominees were elected at the 2013 Annual Meeting. The votes cast for the director nominees were as follows:

Director Name	For	Against	Abstain	Broker Non-Votes
Rory J. Cowan	11,058,818	520,691	33,542	4,963,030
Gary E. Dilts	11,453,954	125,905	33,192	4,963,030
Marcia J. Hooper	11,464,410	116,149	32,492	4,963,030
John H. MacKinnon	11,365,292	213,867	33,892	4,963,030
Robert J. Murray	10,808,475	770,634	33,942	4,963,030
Randy L. Ortiz	11,444,771	125,836	42,444	4,963,030
Robert L. Rewey	11,355,737	217,922	39,392	4,963,030
David J. Shea	11,446,314	130,645	36,092	4,963,030

(2)	Proposal No. 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm

To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Company’s shareholders approved this proposal. The votes cast at the 2013 Annual Meeting with respect to this proposal were as follows: 16,442,418 shares voted for; 69,909 shares voted against; and 63,754 shares abstained from voting. There were no broker non-votes with respect to this proposal.

(3)	Proposal No. 3 – Advisory Vote on Executive Compensation

To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers as described in the Proxy Statement. The Company’s shareholders approved this proposal. The votes cast at the 2013 Annual Meeting with respect to this proposal were as follows: 11,027,928 shares voted for; 222,063 shares voted against; and 363,060 shares abstained from voting. There were 4,963,030 broker non-votes with respect to this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION

By:	/s/ José M. Oxholm
José M. Oxholm
Senior Vice President and General Counsel

Date: May 29, 2013